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                                                                     Exhibit 5.1

                                                                 OUR FILE NUMBER
                                                                     412,190-009

June 18, 2004                                               WRITER'S DIRECT DIAL
                                                                    213-430-6000

International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California  90067

            RE:  $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                 4.75% NOTES DUE JULY 1, 2009 OF  INTERNATIONAL
                 LEASE FINANCE CORPORATION (THE "NOTES")

Ladies and Gentlemen:

      We have acted as your counsel in connection with the issuance and sale of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 333-106320) (the "Registration Statement"), filed by International Lease Finance Corporation (the "Company") under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 2000 (the "Indenture"), between the Company and The Bank of New York, as Trustee, as amended.

      On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Notes are executed and authenticated in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, dated June 15, 2004, between the Company and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Tokyo-Mitsubishi International plc, HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible

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unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

      We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

      We consent to the incorporation by reference of this opinion in the Registration Statement.

                                                 Respectfully submitted,

                                                 /s/ O'Melveny & Myers LLP